Exhibit 15

August 5, 2008

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the 2006 Employee Restricted Stock Plan of MCG Capital Corporation of our report dated August 5, 2008 relating to the unaudited condensed consolidated interim financial statements and schedules of MCG Capital Corporation that are included in its Form 10-Q for the three and six month periods ended June 30, 2008 and 2007.

/s/ Ernst and Young LLP